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Script

To	TECHNIP (Project Global Industries)
Date	September 12, 2011
Re:	Script conference call newswires (7:30 am CET)

Conference Call Operator:

Welcome to Technip conference call for the newswire agencies. At this time, all participants are in a listen only mode. Later there will be a question and answer session. I would now like to turn the call over to your host for today’s conference call, Mr. Thierry Pilenko, Technip Chairman and CEO. Please go ahead sir.

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Thierry Pilenko:

Good morning Ladies and Gentlemen,

I am Thierry Pilenko, Chairman and CEO of Technip and with me on this call is Julian Waldron, our CFO, and our Communication team with Christophe Bélorgeot and Floriane Lassalle-Massip.

Thank you for joining us this morning on such short notice.

Hopefully, you have all received our press release in which we announce that we are reinforcing our leadership in the fast-growing subsea segment of oil field services, by acquiring Global Industries, a US-based leading solutions provider in subsea.

In a few words, Global Industries is active in subsea construction and pipelay, with assets, know-how, experience as well as strong geographic positions notably in the Gulf of Mexico, both in the US and Mexican waters, in Asia-Pacific and in the Middle East. It has a fleet of 14 vessels, and I especially want to draw your attention to the two newly built leading edge sister ships of latest generation for special pipelay techniques, in particular large diameter rigid pipeline, the Global 1200 and 1201.

 Before commenting on the business rationale of this deal, I wanted to highlight that:

-	This transaction is unanimously approved by the Board of Directors of Global Industries

-	The price to be paid is 8 dollar per Global Industries share, in cash. This is a 55% premium to Global Industries’ closing price last Friday

-	This investment makes excellent use of our cash balances, with an expected overall return in line with our subsea hurdle rate of 15% Return on Capital Employed over a cycle

-	In particular, the transaction is expected to be accretive to Technip's earnings per share by around 5% to 7% in 2013

From a business stand point, this acquisition is another step in driving forward our subsea strategy.

Subsea is one of our 3 segments and it offers excellent growth prospects. It is expanding fast this year, with probably a record amount of orders for 2011 in our industry and market projections are promising for future growth. Our own subsea backlog is currently above its previous peak and we recently raised our 2011 financial objectives for this segment.

We are a leader in this growing market, and our investment strategy has been to broaden our product and services offering to further reinforce our leadership. By acquiring Global Industries, we accelerate this movement.

The acquisition of Global Industries will expand the subsea market we can address by roughly 30%. This is because this company is complementary to us:
-	It brings new service offering, new techniques for pipelay and heavy lifting, particularly with the Global 1200 and 1201

-	It extends our capabilities to execute larger projects from deepwater to shore with equipment and services that we own

-	And it expands our fleet from 20 to 34 units with no time-to-market costs, and with instantly operational vessels and experienced crews.

Technip has a global scale, a large customer base, and a strong track record in managing large projects. So we are best positioned to accelerate the operational deployment of Global Industries’ know-how and vessels, so that they can reach full potential.

In short, we currently have a unique vertically integrated offer and acquiring Global Industries reinforces this competitive advantage.

That’s why we believe this transaction creates value for our shareholders:
-	First we expect to generate substantial revenue synergies from this combination.

-	Second we can extract cost synergies of at least 30 million dollar

-	So all in all, the transaction is expected to be around 5 to 7% EPS accretive in 2013

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In conclusion, this transaction is an ideal move today for us to accelerate our leadership in the fast growing Subsea market, and to provide our customers a broader suite of technologies, equipment and services, notably for large projects.

It reinforces our unique vertically integrated subsea business. It is good for our customers, good for our teams combining their talents, and good for our shareholders.

I’m excited to share this with you today and now I would be happy to take your questions. Thank you very much.

Conference Call Operator: Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your touch-tone phone. If you wish to withdraw your question, please press the star followed by the two. If you are using speaker equipment today, please lift the handset before making your selection.

Thierry Pilenko:

Thank you for being with us today and we are all available to answer any questions you may have.

Have a nice day and speak to you soon.

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Conference Call Operator:

Thank you for your participation in today's conference call and goodbye, you may now disconnect.

Additional Information

In  connection with the proposed transaction, Global Industries will file a proxy  statement  and  other relevant documents with the SEC. Before making any  voting  decision,  investors and security holders of Global Industries are urged to read the proxy statement carefully and in its entirety when it becomes  available  and  any  other  relevant  documents filed with the SEC because  they  will  contain  important information. Investors and security holders  will  be  able  to  obtain  these  documents free of charge at the website maintained by the SEC at www.sec.gov.  In addition, documents filed with  the  SEC by Global Industries are available free of charge by writing Global  Industries at the following address: Global Industries, 8000 Global Drive,  Carlyss,  Louisiana 70665, Attention: Investor Relations. Documents filed  with  the SEC by Technip are available free of charge from Technip's website at: http://investors-en.technip.com

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